Reseller License Agreement

This Reseller License Agreement (hereinafter “Agreement”) is effective as of October 9, 2006, and is by and between the following Parties:

UCN:	UCN, Inc. 14870 Pony Express Road Bluffdale, Utah 84065

SCQ:	ScheduleQ, LLC 1551 Homestead Circle Centerville, Utah 84014

Recitals

A.        UCN desires to purchase Services (as defined below) from SCQ, and market and sell the Service to End Users (as defined below) as UCN Products (as defined below).

B.        SCQ desires to sell the Services to UCN according to the terms and conditions of this Agreement.

Terms

Section 1.     Definitions

1.2     UCN Product. The “UCN Product” means the product resulting from the private labeling of the Service alone, or the Service integrated with inUCN Services to be distributed as one or more products hereunder.

1.3     Documentation. “Documentation” means any user manual and other documentation furnished by SCQ in connection with the Service.

1.4     End Users. “End Users” shall mean a Person licensed to use the UCN Product for its internal use and not for resale.

1.5     Exclusive Term. “Exclusive Term” has the meaning set forth in Section 15.1.

1.6     inUCN Services. “inUCN Services” means any one or more of the call management, long distance, toll free, data transmission and related communication services offered from time to time by UCN, including, but not limited to, its “inContact™”applications suite and business telecommunication services delivered over its Voice over Internet Protocol network.

1.7     Non-exclusive Term. “Non-exclusive Term” has the meaning set forth in Section 15.1.

1.8     Person. A “Person” shall mean any individual, corporation, partnership, joint venture, association, organization, trust, governmental authority or other entity.

1.9     Services. The “Services” shall include SCQ’s hosted workforce management service as described in Exhibit A, attached hereto and incorporated herein, including the storage of customer data, the related Documentation, Service Software and any modified, upgraded or successor version thereof that SCQ provides to UCN under this Agreement.

1.10     Service Software. “Service Software” means SCQ’s current version of the software that supports the Service, as identified in Exhibit A, including any subsequent fixes, patches, updates, upgrades, enhancements, modifications, new versions and new releases of or to the Service Software.

1.11    Term. “Term” has the meaning set forth in Section 15.1.

Section 2.     Grant of Reseller Rights

2.1     Grant of Reseller Rights. Subject to the terms and restrictions of this Agreement, SCQ hereby grants to UCN an exclusive worldwide license of the Service and the Service Software during the Term to: (1) integrate or bundle the Service with the inUCN Services to form the UCN Product; (2) promote and market the Service as a stand-a-lone UCN Product or as an add-on to inUCN Services to form other UCN Products; (3) grant User Licenses of the Service to sublicensees as part of the UCN Products, and (4) use, reproduce and distribute the Service Software as reasonably required for End Users to use the Service (the foregoing are collectively referred to as the “Reseller Rights”). The Reseller Rights shall include all of the legal and contractual rights that UCN needs to commercially exploit the Service as permitted by this Agreement. During the Exclusive Term of this Agreement SCQ will not sell or offer to sell Services or Service Software or any other service or software that is similar to the Services or Service Software to or through any other Person. Notwithstanding the foregoing, SCQ reserves the right to sell the Service to those Persons (and only to those persons) listed on Exhibit B attached hereto and incorporated herein. If UCN does not exercise on or before February 8, 2007, the option provided for in the Purchase Option Agreement of even date herewith to which UCN and SCQ are parties (the “Option Agreement”), then the Reseller Rights will thereafter be non-exclusive and the restriction on SCQ selling or offering to sell Services or any other service that is similar to the Services to or through any other Person shall terminate.

2.2     UCN’s Distributors. UCN may sell and distribute the Service and Service Software under the Reseller Rights to customers directly or indirectly through UCN’s resellers, distributors or other channels of distribution (“UCN’s Distributors”).

Section 3.    Fees, Prices, Discounts, Invoicing and Payment Terms

3.1     Fees. UCN will pay SCQ fees (“Fees”) as follows:

(a)    During the Exclusive Term UCN will pay to SCQ a fixed monthly Fee of $9,000.00 (the “Development Fee”) due on the 20th day of each month beginning October 20, 2006.

(b)    During the Exclusive Term UCN will pay monthly to SCQ (the “License Payment”) the lesser of: (i) UCN-SQ Revenue; and (ii) $9,000 less SCQ Revenue. For purposes of this provision, “UCN-SQ Revenue” means the total amount billed on invoices issued by UCN from and including the 11th day of the calendar month to and including the 10th day of the following calendar month (a “Billing Month”) from the sale or provisioning of Services and Service Software in the billing cycle for which the invoices are issued to UCN customers net of sales commissions, taxes, and refunds, and “SCQ Revenue” means the total amount billed on invoices issued by SCQ during the Billing Month from the sale or provisioning of Services and Service Software to its customers net of sales commissions, taxes, and refunds. On or about the 11th day of each calendar month beginning with November 2006, SCQ shall deliver to UCN a written statement of SCQ Revenue billed during the preceding Billing Month. Within 10 days following receipt of such notice, UCN shall deliver to SCQ a written statement of the UCN-SQ Revenue billed during the preceding Billing Month and payment of the License Fee, if any, but in no event shall UCN be required to deliver such statement and make payment of the License Fee prior to the 21st day of a given month.

(c)     During the Non-exclusive Term the Fees provided for in Exhibit C, which is incorporated herein, that are due at the times set forth in Exhibit C.

3.2     SCQ’s Pricing to SCQ Customers. SCQ will not display or otherwise list SCQ’s pricing on its website.

3.3     Customer Invoicing. UCN is responsible for invoicing and collecting all charges, license fees, installation fees, training fees and hardware fees from UCN End-Users.

3.4     Late Payment. In the event that the payment is not made by UCN by the dates provided in this Agreement, interest shall be payable on the past due amounts bearing an interest rate of one and one-half percent (1.5%) per month or the highest rate allowed by applicable law (whichever is less) until payment is received in full.

3.5    Accounting and Records. During the term of this Agreement, UCN shall keep records of all UCN Product End-Users in sufficient detail to permit verification of the information for SCQ. UCN shall not be required to keep such records for more than three (3) years after the due date for the payment of Fees for a particular End-User under this Agreement. SCQ shall have the right, during reasonable business hours and upon reasonable advance notice, to have UCN’s records regarding matters pertinent to this Agreement audited by a firm of independent public accountants selected by SCQ and reasonably acceptable to UCN. In the event that the independent public accountants determine that UCN has underreported the total amount due to SCQ in an amount in excess of five percent (5%) of the Fees properly due hereunder, UCN agrees and for the time period audited is hereby bound:

(a)     to reimburse SCQ’s reasonable cost and expense associated with such audit; and

(b)     to pay SCQ the amount which UCN has failed to report or pay, with interest as described in section 3.4.

3.6     Taxes. The compensation payable under this Agreement are net amounts and do not include retail sales, use, value-added, foreign withholding or any other taxes. All such taxes will be paid or reimbursed by UCN, except for income and business and occupation taxes levied on SCQ with respect to such compensation within the United States.

Section 4.    Ordering, Delivery and Shipment

4.1     Acceptance by UCN. During the first 30-days of the Non-exclusive Term, if UCN discovers any defect in the Services or Service Software and reports such defect to SCQ, SCQ will suspend any applicable fees invoiced to UCN, repair the reported defect, and deliver to UCN a new version of the Service or Service Software within 30-days of the report. UCN is then granted an additional 30-days for acceptance. If during the additional 30-day acceptance period UCN discovers any defect in the Services or Service Software, it may, at its election, terminate this Agreement and have no further duty or obligation to SCQ hereunder.

Section 5.    UCN User License

5.1     UCN User License. The terms of UCN User License for the UCN Product (“User License”) shall be in accordance with the terms of this Agreement and the essential terms of the existing SCQ license agreement to SCQ customers. The essential terms of the SCQ License are attached hereto as Exhibit D.

Section 6.     Changes to Service for UCN Product

6.1     Private Labeling. During the first 30-days of the Exclusive Term, SCQ will remove any and all SCQ trademarks, service marks, logos or branding (collectively “SCQ Marks”) from all screens that are visible to End Users, and shall replace any such SCQ Marks with a UCN trademarks, service marks, or logos designated by UCN. During the Non-exclusive Term, UCN may from time to time have SCQ update the UCN trademarks, service marks, or logos visible to End Users.

6.2     Product Development. During the Exclusive Term SCQ will upon the request of UCN perform development services on the Service Software and Services for then purpose of modifying or enhancing the Service Software and Services to improve functionality and performance with inUCN Services. UCN may periodically submit product development requests to SCQ that UCN deems important for remaining competitive in the workforce resource management market.

6.3     Service Updates. SCQ has the right to modify, alter, amend or delete from the Service any portion of content incorporated in the Service, at any reasonable time, provided that SCQ will make a commercially reasonable effort to keep UCN informed as to additions and changes to the Service, and provided that SCQ does not substantially reduce the quality of the Service.

Section 7  –  Confidentiality

7.1     Confidentiality. In the performance of this Agreement, each party may have access to confidential, proprietary or trade secret information owned or provided by the other party relating to software computer programs, object code, source code, marketing plans, customer or prospective customer lists, business plans, financial information, specifications, flow charts and other data (“Confidential Information”). All Confidential Information of one party that becomes known to the other party shall remain the exclusive property of the party owning the Confidential Information. The receiving party shall use such Confidential Information only for the purposes of this Agreement and shall not attempt to reverse engineer any Confidential Information and shall not copy, disclose, convey or transfer any of the Confidential Information or any part thereof to any third party. The parties will protect the other’s Confidential Information at least to the extent it protects its own Confidential Information, but in no event with less than a reasonable amount of care. Neither party shall have any obligation with respect to Confidential Information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; or (iii) is independently developed by the receiving party.

Section 8.      UCN Sales Organization and Activities

8.1     Customer Support. UCN shall provide prompt and competent first-call support to End-Users and promptly refer technical and other support questions from End-Users regarding the Service to SCQ.

8.2     SCQ’s Sales and Support Assistance. SCQ will make the Service Software and its representatives available to UCN and UCN customers as reasonably requested by UCN to assist in selling and supporting the Service Software and Services to UCN customers.

8.3     Software Integration. SCQ shall provide on a timely basis all technical and other assistance required to enable UCN to integrate the Service and Service Software with inUCN Services to create UCN Products.

Section 9.     SCQ’s Rights and Obligations

9.1     SCQ’s Sales and Support Assistance. SCQ will provide reasonable commercial and technical assistance to UCN as may be necessary and appropriate to assist UCN in effectively carrying out its obligation under this Agreement and in the promotion, sale and support of the UCN Products to End-Users. SCQ will provide, subject to availability, to UCN sales promotion materials and aids, support materials and aids, graphics, technical manuals helpful in the promotion, sales and support of the Product. SCQ will make available to UCN its representatives to provide product and sales training to UCN representatives, and customer demonstrations to UCN’s customers. SCQ will provide training to UCN representatives such that they can install the Service Software at the customer site, provide for integration with inUCN Services, and provide initial basic training to customers on how to start up the Service. Additional customer training provided at the customer site will be charged to UCN at the rate of $100/hour per SCQ representative. Schedule and availability are to be mutually agreed upon by SCQ and UCN. If sufficient demand develops, SCQ will provide a full-time representative to conduct such training and demonstrations. UCN is responsible for approved travel costs incurred by SCQ’s representatives, including airfare, room and board.

9.2    SCQ’s Support Assistance at Tradeshows. SCQ will provide representatives as requested by UCN for trade shows to assist in demonstrating and selling the UCN Product. UCN is responsible for approved travel costs incurred by SCQ’s representatives, including airfare, room and board.

9.3     Referrals. During the Exclusive Term SCQ will promptly direct all inquiries regarding the Service to UCN.

9.4     Software Integration. SCQ will update the software integration of the Service to provide for integration of the Service with inUCN Services. UCN may request a more extensive integration of the Service Software and inUCN Services to achieve greater functionality and more advanced features in UCN Products.

9.7     Data Storage and Availability. If it is determined by UCN that competitive forces require a set of nonoperational data to be stored at the customer premises, SCQ will make the necessary modifications to make this operational. UCN may also request additional data storage centers to be set up in other geographical locations. SCQ will provide such services for the fees and payments set forth in Exhibit C.

9.8     Security and Privacy. SCQ will use security software, data encryption and secure connections to protect confidential data received from End Users. SCQ will further protect all employee personal information received from End Users as required by applicable Federal and state privacy laws and other applicable laws and regulations.

Section 10.     Future Works

10.1     Conversion to Client/Server Model. If UCN deems at some future point that a client/server model is required to compete effectively in the workforce management market, SCQ will consider engaging in a conversion project to convert the hosted Service to a client/server model. A good faith negotiation regarding costs and revenue sharing will be conducted at that time.

10.2     UCN Hosting and Development. During the Exclusive Term, if requested by UCN, SCQ will make a good faith consideration of restructuring the relationship between UCN and SCQ such that UCN would assume the responsibility for hosting the Service. At the time of the restructuring or at some later negotiated time, SCQ will also agree to provide proprietary information and know-how to allow UCN to assume responsibility for its own development of the Service. If possible, the major terms for this arrangement would be negotiated in accordance with this Agreement. During the Non-exclusive Term, UCN is required to assume responsibility for hosting the Service provided to UCN End-Users.

Section 11.     Service Outages

11.1     Service Outages. During the Exclusive Term, and in the event of a major business disruption such that SCQ can no longer supply the Service, UCN has the right to convert the Agreement to the terms of the Non-exclusive Term wherein UCN would begin hosting the Service for UCN End Users based on the price structure outlined in Exhibit C.

11.2     Force Majeure. Neither party shall have any liability for any loss or damages by any of the following force majeure conditions: fire, floods, explosions, strikes, embargoes, power outages, earthquakes, volcanic actions, wars, water, the elements, labor disputes, riots, thefts, acts of the public enemy, accidents, acts of God, acts of government, inability to obtain necessary labor or material, underlying carriers, or other telecommunications providers contracted by the parties, or any other cause beyond the control of either party.

Section 12.     Change of Ownership of SCQ

12.1     Change of Ownership of SCQ. During the Non-Exclusive Term, and in the event of a change of ownership of SCQ, UCN has the right to convert the Agreement to UCN hosting the Service for UCN End Users based on the price structure outlined in Exhibit C.

Section 13.     Infringement and Indemnification

13.1     Infringement. SCQ warrants that, to the best of its knowledge the Service and Service Software do not infringe or violate any United States copyright, patent, trademark or other legal right of any third party. During the term of this agreement, and if UCN does not exercise on or before February 8, 2007, the option provided for in the Purchase Option Agreement, SCQ shall defend UCN against any judicial proceeding based upon a claim that the Service or Service Software violates the foregoing infringement warranty and shall fully and completely indemnify UCN against any damages, judgments and costs finally awarded against UCN in such proceeding. SCQ’s obligations under this Section 14.1 are conditioned upon UCN notifying SCQ of any such proceeding promptly after UCN receives notice of it, SCQ having control over the defense or settlement of the proceeding, UCN providing such assistance in the defense or settlement of the proceeding as SCQ may reasonably request, and UCN’s compliance with any settlement or court order made in connection with the proceeding. SCQ’s obligations under this Section 14.1 shall not apply to any actual or alleged infringement based upon modification of the Service or Service Software by anyone other than SCQ without the authority to make such changes, or the use of the Service or Service Software in combination with any product, content, program or device, other than the inUCN Services and UCN Products, if such infringement would have been avoided but for such modification or combination.

13.2     Indemnification by UCN. UCN agrees to indemnify and hold harmless SCQ from and against loss, suit, damage or claim including reasonable attorney’s fees and costs, arising out of or connecting with the sale, User License or use of the UCN Product provided that such loss, suit, damage or claim would have been avoided against the Service alone.

Section 14.      Disclaimer and Limitations

14.1     Disclaimer and Limitations. IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES INCLUDING WITHOUT LIMITATION, LOSS OF DATA, BUSINESS OR PROFITS, WITH A CLAIM BASED ON LIABILITY OR OTHERWISE, REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE RISK OF SUCH DAMAGES IN ADVANCE.

Section 15.      Term and Termination

15.1     Term. This Agreement shall commence on the effective date first stated in this Agreement and continue for ten (10) years (the “Term”). Thereafter, this Agreement shall continue until a party shall give notice to the other party of its desire to terminate this Agreement upon at least sixty (60) days prior written notice. For purposes of this Agreement “Exclusive Term” is the period during which the Reseller Rights are exclusive to UCN that begins on the date hereof and continues through February 8, 2007, and the “Non-exclusive Term” is from February 9, 2007, through the end of the Term.

15.2     Termination by SCQ. In the event that UCN has failed to pay any amount when due or is in breach or default of any other material obligation set forth in this Agreement, then SCQ may notify UCN and if UCN has not cured the breach or default within thirty (30) days following such notice, then SCQ may elect to terminate this Agreement. In the event of any breach or alleged breach of this Agreement by UCN, SCQ shall not be entitled to suspend or terminate Services to any End-Users on the basis of such breach or alleged breach.

15.3     Termination by UCN. In the event of any breach or default of any material obligation owed by SCQ in this Agreement, then UCN may provide notice to SCQ and if such breach or default is not cured within thirty (30) days following such notice, then UCN may elect to terminate this Agreement or convert the Agreement from an exclusive license to non-exclusive and to UCN hosting the Service for UCN End Users based on the price structure outlined in Exhibit C.

15.4     Effect of Termination. Upon any termination of this Agreement, the Reseller Rights will terminate, and UCN will immediately cease to market, promote and distribute the Service; provided, however, that UCN may make sales of the Service for a period of ninety (90) days (the “Run-off Period”) following the date of termination to prospective End Users who had received proposals or solicitations for purchase of the Service prior to the date of termination. All User Licenses granted to End-Users before or during the Run-off Period continue in effect after the end of the Term unless and until the same shall expire, terminate or otherwise end in accordance with their terms or as may otherwise be permitted by applicable law. Any amounts owed to SCQ from UCN and all other provisions that may reasonably be construed as surviving the termination or expiration of this Agreement, will survive the termination or expiration of this Agreement.

Section 16.     Other Agreements

16.1     Other Agreements. Both parties shall be prohibited from entering into any other agreement that conflicts with any of the terms of this Agreement.

Section 17.     Notices

17.1     Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services at the addresses listed in this Agreement.

Section 18.     Governing Law

18.1     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Utah without reference to its choice of law principles. SCQ and UCN hereby consent to the jurisdiction and venue of the federal and state courts in Salt Lake County, State of Utah with regard to any suit or claims arising under or by reason of this Agreement.

Section 19.     Final Agreement

19.1     Final Agreement. This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof, except for the Option Agreement. This Agreement may be modified only by a further writing that is duly executed by both parties.

Section 20.      Assignment

20.1     Assignment. UCN will not assign all or any part of this Agreement without the prior written consent of SCQ except in a sale of substantially all of the inUCN Services, reorganization of the corporation or a merger with another entity. Subject to the foregoing, this Agreement will be fully binding upon, inure to the full benefit of, and be enforced by the parties and their respective successors and assigns.

Section21.1      Non-Solicitation.

21.1     Non-Solicitation. The parties acknowledge that they may be competing against each other to sell the Services. Nevertheless, while an End User is using the Services and for a period of two years thereafter, the parties covenant and agree that they will not knowingly directly solicit any of the other’s End Users of the Services to purchase any similar services. During the Term of this Agreement and for two years thereafter the parties shall not directly or indirectly, without the other’s prior written consent, solicit, induce, or attempt to induce, any employee or agent of the other (including UCN Distributors) to terminate employment or engagement with the other.

Section 22.      Execution

22.1     Execution. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart thereof. The persons signing below represent that they are duly authorized to execute this Agreement for and on behalf of the Party for whom they are signing.

[Signature Page of Members on Following Page.]

AGREED TO AND ACCEPTED BY:

UCN, Inc. (“UCN”)

By (signature):	/s/ Paul Jarman
Name (print):	Paul Jarman
Title:	Chief Executive Officer

ScheduleQ, LLC

By (signature):	/s/ Andrew Judkins
Name (print):	Andrew Judkins
Title:	Managing Member